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                                                                     EXHIBIT 4.2

                             SHAREHOLDERS' AGREEMENT

         THIS SHAREHOLDERS' AGREEMENT ("Agreement"), dated as of September 29, 1997, is made by and among Tropical Sportswear Int'l, Inc., a Florida Corporation (the "Corporation"), William W. Compton, an individual resident of the State of Florida ("Compton"); the Compton Family Limited Partnership, a Nevada limited partnership (the "Compton Partnership"); Michael Kagan, an individual resident of the State of Florida; the Kagan Family Limited Partnership, a Nevada limited partnership (the "Kagan Partnership"); Shakale Internacional, S.A., a company organized under the laws of Costa Rica ("Shakale"); and Accel, S.A. de C.V., a Mexican Corporation ("Accel") (Compton, the Compton Partnership, Kagan, the Kagan Partnership, Shakale and Accel are sometimes referred to herein individually as a "Shareholder" and collectively as the "Shareholders".).

         WHEREAS, the Shareholders together currently own or control all of the issued and outstanding shares of common stock, $.01 par value (the "Common Shares"), of the Corporation;

         WHEREAS, pursuant to Section 4.2 of the Corporation's Amended and Restated Articles of Incorporation (the "Restated Articles"), each of the Shareholders may become entitled, upon the effectiveness of this Agreement, to certain special nomination rights with respect to the election of one or more directors of the Corporation; and

         WHEREAS, the Shareholders deem it advisable and in the best interests of themselves and the Corporation to enter into this Agreement in order to help secure the continuity and stability of management of the Corporation by voting together with respect to the election of the nominees of the respective Shareholders pursuant to Section 4.2 of the Restated Articles.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


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                                    ARTICLE I

                     VOTING ON ELECTION OF SPECIAL NOMINEES

         Upon the effectiveness of this Agreement, each of the Shareholders agrees to vote, or cause to be voted, any and all of the Common Shares held thereby, or by any Affiliate (as hereafter defined) thereof, and eligible to vote at any meeting of shareholders of the Corporation, or any adjournment thereof, "for" the election as a director of each nominee of any Shareholder pursuant to its special nomination rights under Section 4.2 of the Restated Articles of the Corporation. Notwithstanding the foregoing, each Shareholder (i) shall not be restricted in any way from voting any and all Common Shares held or controlled, thereby in its sole discretion on all other matters to be voted on by the shareholders of the Corporation at any annual or special meeting, and any adjournments thereof, including the election of directors (other than with respect to nominees pursuant to Section 4.2 of the Restated Articles), and (ii) except as otherwise set forth in Article II below, shall be entitled to sell, pledge or otherwise transfer or dispose of any Common Shares (or the control of any Common Shares) he or it may now own or hereafter acquire without any restrictions or limitations whatsoever. For purposes of this Agreement, an "Affiliate" of any person or entity shall mean any person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such person or entity.


                                   ARTICLE II

                            RESTRICTIONS ON TRANSFER

         Each of the Shareholders covenants and agrees that, in the event he or it transfers to any Affiliate, whether by sale, gift, assignment, hypothecation or otherwise, any of his or its Common Shares (or any right or interest therein), the Affiliate shall hold the Common Shares (or right or interest therein) subject to the terms and conditions of this Agreement. Each Shareholder agrees to require any Affiliate, prior to effecting any transfer thereto, to execute and deliver an appropriate addendum to this


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Agreement pursuant to which such Affiliate agrees to be bound by the terms of this Agreement. Each Shareholder also agrees to notify the Corporation in writing of any proposed transfer to an Affiliate of the Shareholder prior to effecting such transfer to the Affiliate. Upon receipt of such written notice, the Corporation shall not transfer any such Common Shares on the share transfer records of the Corporation unless and until such Affiliate has agreed to be bound by the terms of this Agreement by executing and delivering an appropriate addendum to this Agreement to such effect.

                                   ARTICLE III

                                  EFFECTIVENESS

         This Agreement shall become effective upon the consummation by the Corporation of the sale of shares of its capital stock to the underwriters pursuant to the Underwriting Agreement referred to in the prospectus included in the registration statement under the Securities Act of 1933, as amended, covering the Corporation's initial public offering when such registration statement is declared effective.

                                   ARTICLE IV

                                  MISCELLANEOUS

      a. Termination. This Agreement shall terminate upon the first to occur of the following:

         (1)      The written agreement of all parties hereto;

         (2) The termination of Section 4.2 of the Restated Articles of Incorporation of the Corporation by amendment;

         (3) Such time as only one Shareholder owns Common Shares, the shares of all others having been sold or otherwise transferred;

         (4) Such time as Section 4.2 of the Restated Articles of Incorporation of the Corporation no longer


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                  gives rise to any special nomination rights pursuant to the terms thereof; or

         (5)      With respect to a particular party upon the first to occur of
                  (i) such time as Section 4.2 of the Restated Articles of Incorporation no longer gives rise to any special nomination rights in respect of such party, or (ii) the written agreement of all parties; provided, however, that upon such termination, such party shall not be entitled to any further rights hereunder and no party shall have any further obligations to such party hereunder.

         (6) A consolidation or merger of the Corporation with or into another corporation (other than a merger in which the Corporation is the continuing or surviving corporation) or the sale or conveyance of all or substantially of the assets of the Corporation to a third party.

      b. Further Acts. Each party to this Agreement agrees to perform such further acts and execute and deliver such further documents as may be reasonably necessary to carry out the provisions of this Agreement.

      c. Amendments. The provisions of this Agreement may be waived, altered, amended or repealed, in whole or in part, only upon the written consent of all parties to this Agreement.

      d. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be delivered either by hand or by facsimile or overnight courier. All notices, requests, demands and other communications shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, upon delivery if delivered by overnight courier to the party to whom notice is to be given, or within seventy-two (72) hours after communication by facsimile, provided that a copy is mailed promptly to the party to whom notice is to be given, by first class United States Mail (or the equivalent of such service in the United Mexican States), registered or certified receipt requested,

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postage prepaid, and properly addressed to the party at his or its address set forth on the signature page of this Agreement, or any other address that the party may designate by written notice in accordance with the provisions of this Section to the others.

         e. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

         f. Entire Agreement. This Agreement contains the entire understanding between the parties hereto concerning the subject matter hereof. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto, relating to the subject matter hereof, which are not fully expressed herein.

         g. Attorney's Fees. In the event that any party hereto shall institute any litigation or other proceeding in order to construe or enforce this Agreement, the prevailing party therein shall be entitled to recover its reasonable attorneys' fees and costs incurred in connection therewith.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the 29th day of September, 1997.

                                             THE CORPORATION:

                                             TROPICAL SPORTSWEAR INT'L, INC.

                                             By: /S/ MICHAEL KAGAN
                                                 -------------------------
                                             Name: MICHAEL KAGAN

                                             Title: EXECUTIVE VICE PRESIDENT

                                             Address: 4902 West Waters Avenue
                                                       Tampa, Florida 33634-1302

                                             Fax No.:(813) 249-4904



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                                             SHAREHOLDERS:

                                             /S/ WILLIAM W. COMPTON
                                                 ---------------------------
                                                 WILLIAM W. COMPTON

                                             Address: 4902 West Waters Avenue
                                                       Tampa, Florida 33634-1302

                                             Fax No.:(813) 249-4904


                                             COMPTON FAMILY LIMITED
                                             PARTNERSHIP

                                             By: /S/ WILLIAM W. COMPTON
                                                 ---------------------------
                                             Name: WILLIAM W. COMPTON

                                             Title: GENERAL PARTNER

                                             Address:

                                             Fax No.:


                                             /S/ MICHAEL KAGAN
                                             -------------------------------
                                             MICHAEL KAGAN

                                             Address: 4902 West Waters Avenue
                                                       Tampa, Florida 33634-1302

                                             Fax No.:(813) 249-4904


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                                             KAGAN FAMILY LIMITED PARTNERSHIP

                                             By: /S/ MICHAEL KAGAN
                                                 -------------------------
                                             Name: MICHAEL KAGAN

                                             Title: GENERAL PARTNER

                                             Address:

                                             Fax No.:


                                             SHAKALE INTERNACIONAL, S.A.

                                             By: /S/ HELENE S. COHEN
                                                 -------------------------
                                             Name: HELENE S. COHEN

                                             Title:  SECRETARY

                                             Address: 6750 Hillcrest Plaza Drive
                                                       Suite 308
                                                       Dallas, Texas 75230

                                             Fax No.: (972) 233-7311


                                             ACCEL, S.A. de C.V.

                                             By: /S/ JESUS ALVAREZ-MORODO
                                                 -------------------------
                                             Name:  JESUS ALVAREZ-MORODO

                                             Title:  CHIEF EXECUTIVE OFFICER

                                             Address: Virginia Fabregas No. 80,
                                                       Col. San Rafael, 06470
                                                       Mexico, D.F.

                                             Fax No.: 52-5-705-5559


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